Exhibit 5.2

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, NY 10022-7302

Tel. 212-907-7300
Fax. 212-754-0330

October 14, 2008

Green China Resources
29 Level, Central Plaza
381 Huai Zong Road
Shanghai, 20020 PRC

Dear Sirs:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by Green China Resources, Inc. (“Company”), a British Virgin Islands corporation, and Shine Media Acquisition Corp., a Delaware corporation (“Shine Media”), under the Securities Act of 1933, as amended (“Act”), Registration Statement No. 333-151842 covering (i) 23,904,999 common shares of the Company, which includes the common shares issuable upon exercise of the Warrants (as hereinafter defined) and the Representative Warrant (as hereinafter defined), (ii) 14,786,666 warrants to acquire common shares of the Company (“Warrants”) which includes 720,000 warrants issuable upon exercise of the Representatives Warrant, and (iii) one representative warrant (“Representative Warrant”). The Warrants and Representative Warrant were issued in the initial public offering and a contemporaneous completion of a private placement of units, each of which included one share of common stock and two warrants, by Shine Media and the Representative Warrant was issued to the underwriter of the public offering, completed on December 20, 2006. Each of the agreements governing the terms of the Warrants and the Representative Warrant are subject to New York law.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Green China Resources

Based upon the foregoing, we are of the opinion that each of the Warrants and the Representative Warrant constitutes the legal, valid and binding obligations of the Company. Under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and once the obligations become assumed by the Company on completion of the merger of Shine Media with and into the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP